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            Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Independent Registered Public Accounting Firm" and to the incorporation by reference of our reports dated December 21, 2009 on the financial statements and financial highlights of the Columbia Asia Pacific ex-Japan Fund (formerly Threadneedle Asia Pacific Fund) and Columbia European Equity Fund (formerly Threadneedle European Equity Fund) of the RiverSource International Series, Inc. included in the annual reports for the fiscal year ended October 31, 2009 incorporated by reference in the Statement of Additional Information in this Post-Effective Amendment No. 53 to the Registration Statement (Form N-1A, No. 2-92309) of the RiverSource International Series, Inc. as filed with the Securities and Exchange Commission.

                                                        /s/Ernst & Young LLP

Minneapolis, Minnesota
September 22, 2010